Exhibit 99.1
Vestin Realty Mortgage II, Inc.
Discusses Problem Loans

Las Vegas – July 2, 2008 – Vestin Realty Mortgage II (Nasdaq: VRTB) announced today that it experienced a significant increase in problem loans during the quarter ended June 30, 2008.  As of that date, the Company has 43 loans outstanding with an aggregate principal amount of approximating $288.0 million, of which, 24 loans with an aggregate principal amount of approximately $201.3 million were not current in making interest payments.

This represents an increase from March 31, 2008 when the Company reported 10 loans representing approximately $58.2 million as non-performing loans.

Of the delinquent loans, 9 loans representing approximately $92.2 million in principal amount became delinquent during the last week of June 2008, 5 loans representing approximately $47.3 million are 31 to 60 days delinquent, 2 loans representing approximately $5.1 million are between 61 and 90 days delinquent and 7 loans representing approximately $56.7 million are more than 90 days delinquent.  Out of the 24 delinquent loans,  foreclosure proceedings have been commenced with respect to 17 loans with an aggregate principal amount of approximately $144.3 million.

The Company is currently evaluating the newly delinquent loans in order to determine if they should be classified as non-performing and to assess the appropriate size of an allowance for loan losses.  At March 31, 2008, Vestin Realty Mortgage II had an allowance for loan losses of approximately $12.9 million.

Michael V. Shustek, Chairman and Chief Executive Officer, said, “This increase in problem loans is a direct result of the deterioration of the economy and the credit markets. We are working aggressively to resolve these loans and are continuing to closely monitor all of our loan portfolios.  However, we are keenly aware that our near term operating results are likely to suffer as we work our way through these problem loans.”

About Vestin Realty Mortgage II, Inc.

Vestin Realty Mortgage II, Inc. is a real estate investment trust (“REIT”) that invests in commercial real estate loans. As of March 31, 2008, Vestin Realty Mortgage II, Inc. had assets of over $334 million. Vestin Realty Mortgage II, Inc. is managed by Vestin Mortgage, Inc., which is a subsidiary of Vestin Group, Inc., which is engaged in asset management, real estate lending and other financial services through its subsidiaries. Since 1995, Vestin Mortgage Inc. has facilitated more than $2.0 billion in lending transactions.

Forward-Looking Statements
Certain information discussed in this press release may constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995 and the federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties, such as the Company’s potential inability to accurately forecast its operating results; the Company’s potential inability to achieve profitability or generate positive cash flow; the availability of financing; defaults on outstanding loans; unexpected difficulties encountered in pursuing our remedies if a loan is in default; a decline in the value of collateral securing our loans and other risks associated with the Company’s business. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Contact:
Steve Stern
Stern And Company
702-240-9533
steve@sdsternpr.com